EXHIBITS  8.1 AND 23.1

MCKEE NELSON LLP
One Battery Park Plaza
New York, New York 10004

September 22, 2005

Securitized Asset Backed Receivables LLC

200 Park Avenue

New York, New York 10166

Re:

Securitized Asset Backed Receivables LLC

Registration Statement on Form S-3

(No. 333-123990)

Ladies and Gentlemen:

We have acted as counsel in connection with Securitized Asset Backed Receivables LLC Trust 2005-FR4 (the “Trust”) in connection with the issuance of Mortgage Pass-Through Certificates, Series 2005-FR4  (the “Certificates”). A Registration Statement on Form S-3 relating to the Certificates (No. 333-123990) (the “Registration Statement”) has been filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and was declared effective on May 20, 2005.  As set forth in the Prospectus dated May 20, 2005 (the “Prospectus”) and the Prospectus Supplement dated September 22, 2005 (the “Prospectus Supplement”), the Certificates will be issued pursuant to the terms of a Pooling and Serving Agreement dated as of September 1, 2005 (the “PSA”), among Securitized Asset Backed Receivables LLC, as depositor, Countrywide Home Loans Servicing LP, as servicer, MortgageRamp, LLC, as loan performance advisor, Fremont Investment & Loan, as responsible party, and Wells Fargo Bank, National Association, as trustee.  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the PSA.

We have examined a form of the PSA, forms of the Certificates, and the Prospectus and Prospectus Supplement.  We also have examined such other documents, papers, statutes and authorities as we have deemed necessary to form the basis for the opinions hereinafter expressed.  In our examination of such material, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of copies of documents submitted to us and compliance with the PSA by the parties thereto.

Based upon the foregoing, we are of the opinion that for federal income tax purposes, assuming (i) the appropriate election is made, and (ii) compliance with all of the provisions of the PSA, each REMIC formed pursuant to the PSA will constitute a REMIC, the Public Certificates and the Class X and Class P Certificates will be considered to represent ownership of “regular interests” in a REMIC, and the Class R Certificates will be considered to represent ownership of  the sole class of “residual interests” in each REMIC. This opinion confirms and adopts the opinion set forth in the prospectus and prospectus supplement, which form a part of the Registration Statement.  In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America and the laws of the State of New York.

We hereby consent to the filing of this letter and to the references to this firm under the headings “Legal Matters” and “Material Federal Income Tax Consequences” in the Prospectus Supplement, without implying or admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Prospectus Supplement.

/s/ MCKEE NELSON LLP

MCKEE NELSON LLP